Toni Perazzo
Chief Financial Officer
(650)-340-1888

FOR IMMEDIATE RELEASE
AEROCENTURY CORP. REPORTS THIRD QUARTER 2010 RESULTS

(BURLINGAME, CA), November 11, 2010 — AeroCentury Corp. (NYSE Amex: ACY), an independent aircraft leasing company, today reported its preliminary, unaudited operating results for the third quarter ended September 30, 2010.

For the third quarter ended September 30, 2010, the Company reported total revenues of $6.9 million compared with total revenues of $8.7 million for the same period a year ago.  For the nine months ended September 30, 2010, the Company reported total revenues of $24.8 million compared with revenues of $25.0 million for the same period in 2009.

The Company reported net income of $241,000 or $0.15 per diluted share, for the third quarter of 2010, compared to net income of $1,146,000, or $0.73 per diluted share, for the third quarter of 2009 and net income of $2,664,000, or $1.68 per diluted share, for the first nine months of 2010, compared to net income of $3,752,000, or $2.42 per diluted share, for the first nine months of 2009.

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Operating lease revenue was lower for the quarter and the nine-month period ended September 30, 2010 compared to the same periods in 2009 by approximately $1.6 million and $2.0 million, respectively.  This was due primarily to a greater number of aircraft that were off lease for all or part of the 2010 periods and certain assets that were re-leased at lower rates than in the 2009 periods. In the 2010 periods, the Company also recorded a reduction in operating lease revenue due to uncertainty about the collectibility of the related receivables.

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Maintenance reserves revenue was approximately the same in the quarter ended September 30, 2010 compared to the same period in 2009.  Maintenance reserves revenue increased by approximately $1.6 million in the nine months ended September 30, 2010, compared to the same period in 2009.  Although the Company recorded less maintenance reserves revenue because of lower average usage by some lessees in the 2010 periods and a reduction in maintenance reserves revenue due to uncertainty about the collectibility of the related receivables, the effect of these decreases was more than offset by revenue related to maintenance reserves retained by the Company in connection with two aircraft returned in early 2010.  The Company has used these funds for maintenance required by the lease return conditions.

For the quarter and nine-month periods ended September 30, 2010, total expenses decreased by approximately $0.4 million and increased by approximately $1.5 million, respectively, as compared to the same periods in 2009.

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Maintenance expense decreased by approximately $0.4 million in the quarter ended September 30, 2010, compared to the same period in 2009, and increased by approximately $1.8 million in the nine months ended September 30, 2010, compared to the same period in 2009. The 2010 periods included maintenance required by the lease return conditions for two aircraft returned in early 2010, for which the Company previously collected reserves.  At the time maintenance was performed, the amount of reserves applied to the cost was recorded as both maintenance reserves revenue and expense and as a result, such maintenance had no effect on the Company's net income. Maintenance expense in the 2010 periods also reflected a decrease in maintenance performed by lessees using non-refundable reserves and lower expense for off-lease aircraft.

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Interest expense decreased by approximately $0.2 million and $0.8 million in the quarter and nine months ended September 30, 2010, respectively, compared to the same periods in 2009, primarily because the Company’s subordinated debt had a lower average principal balance during the 2010 periods. The effect of this decrease was partially offset by an increase in the applicable LIBOR rate from year to year.  In addition, the margin rate and fee amortization applicable to the Company’s new $90 million senior debt credit facility, which replaced the Company’s previous credit facility during the second quarter of 2010, were higher than under the previous credit facility.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues and other income:

Operating lease revenue	$5,271	$6,852	$17,739	$19,763
Maintenance reserves revenue	1,568	1,597	6,270	4,708
Other income	88	224	813	488

	6,927	8,673	24,822	24,959
Expenses:

Maintenance costs	2,256	2,702	7,758	5,917
Depreciation	1,858	1,912	5,516	5,728
Interest	1,109	1,276	3,306	4,067
Management fees	904	918	2,754	2,758
Professional fees and other	441	113	1,435	773

	6,568	6,921	20,769	19,243

Income before income tax provision	359	1,752	4,053	5,716

Income tax provision	118	606	1,389	1,964

Net income	$241	$1,146	$2,664	$3,752

Earnings per share:
Basic	$0.16	$0.74	$1.73	$2.43
Diluted	$0.15	$0.73	$1.68	$2.42

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257	1,543,257	1,543,257
Diluted	1,582,477	1,567,073	1,585,367	1,547,647

Summary Balance Sheet:	September 30, 2010	December 31, 2009	September 30, 2009
	(Unaudited)	(Audited)	(Unaudited)

Total assets	$125,812	$132,179	$131,117
Total liabilities	$82,655	$91,687	$92,530
Shareholders’ equity	$43,157	$40,492	$38,587

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